                             DATED 17th MARCH 1995



                    A TERM LOAN FACILITY OF US$28,000,000.00


                                    made by


                                 CHEMICAL BANK
                                HONG KONG BRANCH


                                       to


                     SOUTH CHINA (JERSEY) HOLDINGS LIMITED







                                 J O H N S O N

                                   Solicitors

                                 S T O K E S &

                                   Hong Kong

                                  M A S T E R

                                    CONTENTS



Clause  Heading                                                        Page No.
------  -------                                                        --------
1.      Purpose and Definitions.............................................  1

2.      Amount and Drawdown.................................................  4

3.      Interest............................................................  4

4.      Repayment and Prepayment............................................  5

5.      Fees and Expenses...................................................  6

6.      Payments............................................................  7

7.      Representations and Warranties......................................  8

8.      Undertakings........................................................ 11

9.      Conditions Precedent................................................ 12

10.     Events of Default................................................... 13

11.     Indemnity........................................................... 16

12.     Illegality and Increased Costs...................................... 16

13.     Assignment.......................................................... 17

14.     Miscellaneous....................................................... 17

15.     Law and Jurisdiction................................................ 18

THE SCHEDULE  Form of Drawdown Notice....................................... 19


THIS AGREEMENT is dated the 17th day of March, 1995 and made BETWEEN:-

(1)      SOUTH CHINA (JERSEY) HOLDINGS LIMITED as Borrower; and

(2)      CHEMICAL BANK, HONG KONG BRANCH as Lender.

IT IS HEREBY AGREED as follows:-

1.       Purpose and Definitions

1.1 This Agreement sets out the terms and conditions upon and subject to which the Lender agrees to make available to the Borrower a term loan facility of up to United States Dollars Twenty Eight Million (US$28,000,000) for the purpose of financing part of the acquisition costs by the Chargor of shares in Phillips-Van Heusen.

1.2 In this Agreement, unless the context otherwise requires, the following words and expressions shall have the following meanings:-

         "Agreement" means this loan agreement;

         "Banking Day", unless otherwise specified, means a day on which banks are open for business in Hong Kong, Singapore and (if payment is required to be made on such day) on which banks are open for business in New York City, but excluding Saturdays;

         "Borrower" means South China (Jersey) Holdings Limited, a company established under the laws of Channel Islands and having its office at Le Gallais Chambers, 54 Bath Street, St. Helier, Jersey, Channel Islands; "Borrowed Money" means Indebtedness incurred in respect of (i) money borrowed or raised, (ii) any bond, note, loan stock, debenture or similar instrument, (iii) acceptance or documentary credit facilities,
         (iv) deferred payments for assets or services acquired, (v) rental payments under leases (whether in respect of land, machinery, equipment or otherwise) entered into primarily as a method of raising finance or of financing the acquisition of the asset leased, (vi) guarantees, bonds, standby letters of credit or other instruments issued in connection with the performance of contracts and (vii) guarantees or other assurances against financial loss in respect of Indebtedness of any person falling within any of (i) to (vi) above;

         "Charge over Deposit" means the charge over deposit to be executed by the Borrower in favour of the Lender whereby the Borrower agrees to charge its deposit of not less than US$5,000,000 in such account with the Lender as may be accepted by the Lender as security for the Borrower's obligations under this Agreement and the Security Documents, being in such form as the Lender may require;

         "Chargor" means Vaneton International Inc., a company incorporated in the British Virgin Islands, having its registered office at P.O. Box 3340, Road Town, Tortola, British Virgin Islands;

         "Deed of Charge" means the deed of charge to be executed by the Chargor in favour of the Lender whereby the Chargor charges all the shares held by it in Phillips-Van Heusen to the Lender as security for the Borrower's obligations under this Agreement and the Security Documents, being in such form as the Lender may require;

         "Default" means any Event of Default or any event which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

         "Drawdown Date" means the date being a Banking Day falling not later than 31 March 1995, on which the Loan is to be drawn down;

         "Drawdown Notice" means the notice of drawing substantially in the form set out in the Schedule hereto;

         "Encumbrance" means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, security interest, title retention or other encumbrance of any kind securing or any right conferring a priority of payment in respect of any obligation of any person but does not include liens arising in the ordinary course of trading by operation of law and not by way of contract;

         "Event of Default" means any of the events or circumstances described in Clause 10;

         "Facilities" means the loan facilities of up to US$28,000,000 extended by the Lender to the Borrower hereunder comprising "A Facility" as described in Clause 2.1(a) and "B Facility" as described in Clause 2.1(b) and the Facility shall mean either of them;

         "Final Maturity Date" means 31 March 2000;

         "Group" means the Borrower and its subsidiaries at any relevant time and "member of the Group" shall be construed accordingly;

         "Indebtedness" means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

         "Interest Payment Date" means the last day of an Interest Period;

         "Interest Period" means each period for the calculation of interest in respect of the Loan ascertained in accordance with Clause 3.2;

         "Lender" means Chemical Bank, a banking corporation incorporated under the laws of the State of New York, United States of America, operating through its Hong Kong office at 44th Floor, Edinburgh Tower, 15 Queen's Road Central, Hong Kong which definition shall include its successors and assignees;

         "Loan" means the aggregate principal amount owing to the Lender under this Agreement at any relevant time;

         "Margin" means: (a) in respect of an Interest Period applicable to A Facility, one per cent. (1%) per annum; and (b) in respect of an Interest Period applicable to B Facility, zero point twenty five per cent. (0.25%) per annum;

         "Repayment Date(s)" means subject to Clause 6.3 each of the 10 dates falling at six (6) months intervals, commencing on the day falling three (3) months after the Drawdown Date and thereafter on the even day of each succeeding six (6) months;

         "Security Documents" includes (i) the Deed of Charge, (ii) the Charge over Deposit and (iii) any such other documents as may have been or shall from time to time hereafter be executed to secure the Loan, interest thereon and all other monies from time to time owing (whether the same shall be due and payable or not) by the Borrower pursuant to this Agreement and/or to all or any of such documents;

         "Shares" means the common stock of US$1.00 each in Phillips-Van Heusen, a company listed on the New York Stock Exchange;

         "SIBOR" means in relation to a particular period the arithmetic mean (expressed as a percentage rounded upwards, if necessary, to four decimal places) of the rates quoted by the Lender to be that at which deposits in US Dollars and in an amount comparable with the amount in relation to which SIBOR is to be determined and for a period equal to the relevant period were being offered by first class banks to the Lender in the Singapore Interbank Market at or about 11 a.m. (Singapore time) on the second Banking Day before the first day of such period;

         "subsidiary" means a subsidiary as defined in Section 2(4) of the Companies Ordinance (Cap.32) of the laws of Hong Kong;

         "US Dollars" and "US$" means the lawful currency at any relevant time hereunder of the United States of America.

1.3 References to a time of day are to Hong Kong time unless otherwise specified.

1.4 Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.5      In this Agreement, unless the context otherwise requires:

         (a) references to Clauses and Schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement include its Schedules;

         (b) references to any enactment shall be deemed to include references to such enactment as re-enacted, amended, extended, consolidated or replaced, and any orders, decrees, proclamations, regulations, instruments or other subordinate legislation made thereunder;

         (c) words importing the plural shall include the singular and vice versa; and

         (d) references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any State or any agency thereof.

2.       Amount and Drawdown

2.1 Subject to Clause 2.2, the Lender relying upon each of the representations, warranties and undertakings set out in Clauses 7 and 8 hereby agrees to make available to the Borrower loan facilities of US$28,000,000 comprising:-

         (a) the A Facility: being a facility of US$23,000,000 under which the Borrower may draw in full in one lump sum on the Drawdown Date; and

         (b) the B Facility: being a facility of US$5,000,000 under which the Borrower may draw in full in one lump sum on the Drawdown Date subject to the terms of this Agreement Provided That the Lender shall have received, not later than 11 a.m. on the third Banking Day before the proposed Drawdown Date, the Drawdown Notice, specifying the Drawdown Date (which shall be a Banking Day) and the initial Interest Period which shall be one, two, three or six months. A Drawdown Notice shall be effective on actual receipt by the Lender and once given shall be irrevocable.

2.2 The Facilities shall end on the Final Maturity Date whereupon the Loan, all interest accrued thereon and all other sums payable under this Agreement shall be repaid by the Borrower to the Lender.

3.       Interest

3.1 Interest shall be payable by the Borrower on the Loan in respect of each Interest Period relating thereto on each Interest Payment Date at the rate per annum determined by the Lender to be the aggregate of in the case of A Facility (i) the Margin and (ii) SIBOR and in the case of B Facility the Margin and (ii) the deposit interest rate payable by the Lender from time to time on an amount equivalent to the size of B Facility.

3.2 The Borrower may, not later than 11 a.m. on the third Banking Day prior to the commencement of an Interest Period, by notice to the Lender select an Interest Period for the Loan of one (1), two (2), three (3) or six (6) months but so that:-

         (a) the first Interest Period will be as specified in the Drawdown Notice and will commence upon the Drawdown Date and each subsequent Interest Period will commence forthwith upon expiry of the previous Interest Period;

         (b) in the absence of any determination by the Borrower the Interest Period shall be deemed to be one (1) month or if the Lender shall certify that US Dollars are not available to it for the Interest Period so selected or deemed to be selected by the Borrower, the Interest Period shall be of the length reasonably determined by the Lender which shall be conclusive and binding on the Borrower;

         (c) the expiry of any Interest Period shall not exceed beyond the Final Maturity Date of the Facilities referred to in Clause 2.2;

         (d)      an  Interest   Period  which  would  otherwise  end  beyond  a
                  Repayment Date shall end on such Repayment Date; and

         (e) if any Interest Period would otherwise end on a day which is not a Banking Day, that Interest Period shall be extended to the next succeeding Banking Day unless it would thereby end in the next calendar month, in which event such Interest Period shall end on the preceding Banking Day.

3.3 If the Borrower fails to pay any sum (including, without limitations any sum payable pursuant to this Clause 3.3) on its due date(s) for payment under this Agreement or any of the Security Documents, the Borrower shall pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Lender to be two per cent per annum above the aggregate of the Margin and SIBOR. Such interest shall be due and payable on the last day of each period as determined by the Lender.

3.4 The certificate of the Lender as to any rate of interest determined by it pursuant to this Agreement shall, in the absence of manifest error, be conclusive and binding on the Borrower.

4.       Repayment and Prepayment

4.1 The Borrower shall repay the Loan in ten (10) equal semi-annual installments of US$2,800,000 each on each of the Repayment Dates.

4.2 The Borrower may by giving not less than five (5) Banking Days' prior notice in writing to the Lender specifying the amount to be prepaid and the proposed date of such prepayment (which notice shall be irrevocable and shall oblige the Borrower to prepay the relevant amount on the date specified) prepay the Loan in whole or in part (and if in part, in a minimum amount of US$ 1,000,000 or an integral multiple thereof) without premium or penalty (but with accrued interest on the principal amount to be prepaid to the date of prepayment and any other sum then payable under this Agreement) on any Repayment Dates. Where the Borrower prepays on a day other than any Repayment Dates or gives less than five Banking Days' prior notice in writing, the Borrower shall reimburse the Lender the greater of (i) any losses that the Lender incurs, arising from such prepayments, from the date of prepayment to the next Repayment Date and
         (ii) 1% on the amount prepaid.

4.3 Every notice of prepayment shall be effective only on actual receipt by the Lender. The Borrower may not prepay the Loan or any part thereof save as expressly provided in this Agreement.

4.4 In the event that the Chargor shall fail to acquire 3,200,000 Shares within 6 months from the date hereof, the Lender may by giving not less than five (5) Banking Days' prior notice in writing require the Borrower to prepay the Loan together with accrued interests on the next immediate Repayment Date in an amount calculated as follows:-

                     (number of Shares charged by
         3,200,000 -  the Chargor in favour of
                      the Lender)
         --------------------------------------------- X        US$28,000,000
                            3,200,000

                  Where the Borrower prepays on a day other than a Repayment Date, the Borrower shall reimburse the Lender the greater of (i) any losses that the Lender incurs, arising from such prepayments, from the date of prepayment to the next Repayment Date and (ii) 1% on the amount prepaid.

5.       Fees and Expenses

5.1      The Borrower shall pay to the Lender on demand:-

         (a) all expenses on a full and unqualified indemnity basis(including legal and out-of-pocket expenses) incurred by the Lender in connection with the negotiation, preparation, execution and, where relevant, registration of this Agreement and the Security Documents and of any amendment or extension of or the granting of any waiver or consent under this Agreement and/or any of the Security Documents;

         (b) all expenses on a full and unqualified indemnity basis (including legal and out-of-pocket expenses) incurred by the Lender in connection with the enforcement of, or preservation of or, the attempted enforcement of, or preservation of any rights under, this Agreement and/or any of the Security Documents, or otherwise in respect of the monies owing under this Agreement and/or any of the Security Documents; and

         (c) interest at the rate referred to in Clause 3.3 on such expenses from the date on which such expenses were incurred to the date of payment (as well after as before judgment).

5.2 The Borrower shall pay all stamp, documentary, registration or other like duties, taxes, fees or charges (including any duties, taxes, fees or charges payable by the Lender) imposed on or in connection with this Agreement and/or any of the Security Documents or the Loan and shall indemnify the Lender against any liability arising by reason of any delay or omission by the Borrower to pay such duties, taxes, fees or charges.

6.       Payments

6.1 All payments to be made by the Borrower under this Agreement and/or any of the Security Documents shall be made in full without set-off or counterclaim of any nature whatsoever and, subject to Clause 6.2, free and clear of and without any present and future withholdings taxes, levies, duties, imposts or deductions of whatever nature which may be required by the laws of Hong Kong or Channel Islands or elsewhere, in US Dollars in same day available funds not later than 11:00 a.m. on the due date by transfer to such account(s) of the Lender as designated by the Lender from time to time.

6.2 If at any time the Borrower is required by any applicable law, regulation or regulating requirement or any governmental authority, monetary agency or central bank to make any deduction or withholding in respect of any taxes, duties or other charges or withholdings of whatever nature from any payment due under this Agreement or any of the Security Documents, the sum due from the Borrower in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Lender receives on the due date for such payment a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrower shall indemnify the Lender against any losses or costs incurred by it by reason of any failure of the Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrower shall promptly deliver to the Lender any receipts, certificates or other proof evidencing the amounts (if any) paid or, payable in respect of any such deduction or withholding as aforesaid.

6.3 When any payment under this Agreement or any of the Security documents would otherwise be due, on a day which is not a Banking Day, the next succeeding Banking Day shall be substituted for such day, unless such Banking Day falls in the next calendar month, in which case the immediately preceding Banking Day shall be substituted therefor.

6.4 All interest under this Agreement or any of the Security Documents shall accrue from day to day and be calculated on the actual number of days elapsed in a year of 360 days.

6.5 Any certificate or determination of the Lender as to any rate of interest or any other amount payable under this Agreement or any of the Security Documents shall be conclusive and binding on the Borrower in the absence of manifest error.

6.6 The Lender shall maintain, in accordance with its usual practice, an account or accounts evidencing the amounts from time to time lent by, owing to and paid to it under this Agreement and the Security Documents. Such account or accounts shall in the absence of manifest error be conclusive as to the amount from time to time owing by the Borrower to the Lender under this Agreement and the Security Documents.

6.7 All sums to be advanced by the Lender to the Borrower under this Agreement shall be remitted in US Dollars on the Drawdown Date to such account of the Borrower as specified in the Drawdown Notice.

6.8 The Borrower authorises the Lender to apply any credit balance to which the Borrower is then entitled on any account of the Borrower with the Lender at any of its branches in or towards satisfaction of any sum then due and payable from the Borrower to the Lender under this Agreement. For this purpose the Lender is authorised to purchase with the monies standing to the credit of such account such currencies as may be necessary to effect such application. The Lender shall not be obliged to exercise any right given to it by this Clause 6.8. The Lender shall notify the Borrower forthwith upon the exercise or purported exercise of any right of set-off giving full details in relation thereto.

7.       Representations and Warranties

7.1      The Borrower hereby represents and warrants to the Lender that:

         (a) the Borrower is duly incorporated and validly existing under the laws of Channel Islands and has power to carry on its business as it is now being conducted and to own its property and other assets;

         (b) the Borrower has power to execute, deliver and perform its obligations under this Agreement and/or the Security Documents to which it is a party, all necessary corporate, shareholder and other action has been or will be taken by it to authorise the execution, delivery and performance of this Agreement and/or the Security Documents to which it is a party, no limitation on its powers to borrow will be exceeded as a result of transactions contemplated under this Agreement and this Agreement constitutes and the Security Documents to which it is a party will constitute valid and legally binding obligations of the Borrower enforceable in accordance with its terms;

         (c) the execution, delivery and performance of its obligations under and compliance by the Borrower with the provisions of this Agreement and/or the Security

                  Documents to which it is a party will not (i) contravene any applicable law, statute, rule, regulation, authorization or any judgment, decree or permit to which it is subject, or (ii) conflict with or result in any breach of or constitute a default under any agreement or other instrument to which the Borrower is a party or is subject or by which it or any of its property is bound, or (iii) contravene or conflict with any provisions of the Borrower's constitutional documents;

         (d) every consent, authorization, license or approval of, or registration with, or declaration to governmental or public bodies or authorities or courts required by the Borrower (ff any) in connection with the execution, delivery, performance, validity, enforceability or admissibility in evidence of this Agreement and/or the Security Documents to which it is a party or the performance by the Borrower of its obligations hereunder or thereunder has been, or in the case of the Security documents, will prior to the execution thereof, obtained or made and is, or in the case of the Security Documents, will prior to the execution thereof be, in full force and effect and there has been no default in the observance of any of the conditions or restrictions imposed in or in connection with any of the same;

         (e) no material litigation, arbitration or administrative proceeding is taking place, pending or, to its knowledge, threatened against the Borrower or any of its subsidiaries or could have a material adverse effect on the business, assets or financial condition of the Borrower or any of its subsidiaries;

         (f) the audited financial statements of the Borrower and the unaudited consolidated financial statements of the Borrower and its subsidiaries in respect of the financial year ended on 31st March 1994 as delivered to the Lender have been prepared in accordance with generally accepted international accounting principles and practices which have been consistently applied and present fairly and accurately the financial position of the Borrower and the consolidated financial position of the Borrower and its subsidiaries respectively as at such date and the results of the operations of the Borrower and the consolidated results of the operations of the Borrower and its subsidiaries respectively for the financial year ended on such date and, as at such date, neither the Borrower nor any of its subsidiaries had any significant liabilities (contingent or otherwise) which are not disclosed by, or reserved against in, such financial statements and the Borrower did not have any unrealized anticipated losses;

         (g) there has been no material adverse change in the financial position of the Borrower and its subsidiaries from that set forth in the financial statements referred to in Clause 7.1(f);

         (h)      no Default has occurred and is continuing;

         (i) the Borrower and/or its subsidiaries are not in default in the payment of any principal of or interest on any Indebtedness for Borrowed Money and are not in breach of or in default under any provision of any indenture, deed of trust, agreement or other instrument to which it is a party and under or subject to which any such Indebtedness for Borrowed Money has been issued and is outstanding, and no event, condition or act which with the giving of notice or lapse of time, or both, would constitute an event of default under any such indenture, deed of trust, agreement or other instrument has occurred or is continuing which has not been properly waived or remedied thereunder;

         (j) the obligations of the Borrower under this Agreement and/or the Security Documents to which it is a party are direct, general and unconditional obligations of the Borrower, and rank at least pari passu in all respects with all its other present and future, unsecured and unsubordinated indebtedness and obligations (including contingent obligations), with the exception of indebtedness and obligations mandatorily preferred by law and not by contract;

         (k)      the  information,   exhibits  and  reports  furnished  by  the
                  Borrower and/or any of its subsidiaries to the Lender in connection with the negotiation and preparation of this Agreement and each of the Security Documents are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading;

         (l) the Borrower and its subsidiaries and their respective assets are not entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement);

         (m) all advances, loans or other monies made available to the Borrower by its shareholders or stockholders or any related or associated company shall rank after and inferior to the Loan and the Borrower's Indebtedness under this Agreement; and

         (n) the choice by the Borrower of Hong Kong law to govern this Agreement and the Security Documents and the submission by the Borrower to the non-exclusive jurisdiction of the Hong Kong courts are valid and binding.

7.2 The representations and warranties in Clause 7.1 (and so that the representation and warranty in Clause 7.1(f) shall for this purpose refer to the then latest financial statements delivered to the Lender under Clause 8.1) shall be deemed to be repeated by the Borrower, on and as of each day from the date of this Agreement until all monies due or owing by the Borrower under this Agreement and the Security Documents have been paid in full as if made with reference to the facts and circumstances existing at each such date.

8.       Undertakings

8.1 The Borrower hereby undertakes with the Lender that, from the date of this Agreement and so long as any monies are owing under this Agreement or the Security Documents, the Borrower will :-

         (a)      use the Loan  exclusively for the purpose  specified in Clause
                  1.1;

         (b) ensure that its and/or the Chargor's obligations and liabilities under this Agreement and/or the Security Documents shall rank at all times at least pari passu with all its and/or the Chargor's other present or future, joint or several, unsecured and unsubordinated obligations and indebtedness, with the exception of indebtedness and obligations mandatorily preferred by law and not by contract;

         (c) obtain, maintain in full force and effect and comply in all material respects with any conditions and restrictions (if any) imposed in or in connection with, every consent, authorization, license or approval of governmental or public bodies or authorities or courts, and do, or cause to be done, all other acts and things, which may from time to time be necessary or desirable under applicable law for the continued due performance of all its and the Chargor's obligations under this Agreement and the Security Documents;

         (d) prepare its financial statements and consolidated financial statements in accordance with generally internationally accepted accounting principles and practices consistently applied in respect of each financial year and (save in case of the consolidated financial statements of the Borrower and its subsidiaries) cause the same to be certified by its auditors and submit the same to the Lender as soon as practicable but not later than 150 days after the end of the financial year;

         (e) provide the Lender with such financial and other information concerning the Borrower as the Lender may from time to time reasonably required;

         (f) file or cause to be filed all tax returns required to be filed in all jurisdictions in which it is situate or carries on business or is otherwise subject to taxation and pay all taxes shown to be due and payable on such returns or any assessments made against it (other than those being contested in good faith and where such payment may be lawfully withheld);

         (g) promptly inform the Lender of any occurrence of which it becomes aware which might adversely affect its ability or the ability of any member of the Group to perform its obligations under the Security Documents (or any of them) to which it is party and of any Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Lender, confirm to the Lender in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing.

8.2 The Borrower undertakes with the Lender that from the date of this Agreement and so long as any monies are owing under this Agreement or the Security Documents, it will ensure that Lees Investment Corporation and Lees Holdings Incorporation shall, from time to time, remain shareholders of not less than 60% of the issued share capital of the Borrower.

8.3 The Borrower undertakes with the Lender that from the date of this Agreement and so long as any monies are owing under this Agreement or the Security Documents, it will not, without the prior written consent of the Lender merge or consolidate with any other company or person which consent shall not be unreasonably withheld;

9.       Conditions Precedent

9.1 The Lender shall not be obliged to make any amount available under this Agreement unless it shall have received, before the Drawdown Notice is given, the following documents in form and substance satisfactory in all respects to the Lender as it may reasonably require and consider sufficient for the purpose of the Facilities :-

         (a)      this Agreement duly executed by the Borrower;

         (b) certified copies of all consents, licenses, approvals and authorizations of all governmental agencies and authorities required for or in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the Security Documents;

         (c) evidence satisfactory to the Lender in all respects that the terms of this Agreement and the Security documents and the execution and performance thereof have been duly approved and authorised by the board of directors and the shareholders of the Borrower and parties to the Security Documents;

         (d) a favourable legal opinion issued by a firm of lawyers in Channel Islands to be chosen by the Lender with respect to the legality, validity and enforceability of this Agreement, the Security Documents and all other related documents;

         (e) a favourable legal opinion issued by a firm of lawyers in the British Virgin Islands with respect to the legality, validity and enforceability of the Deed of Charge;

         (f) a favourable legal opinion issued by a firm of lawyers in the United States with respect to the legality, validity and enforceability of the Deed of Charge; (g) certified true copies of all constitutional documents of the Borrower and the Chargor and such of their other incorporation documents as the Lender may reasonably require, together with an up-to-date specimen signature list of their respective directors, secretary and persons authorised to sign the Drawdown Notice and to give other notice and instruction to the Lender;

         (h) letter of acceptance addressed to the Lender and issued by the service agent appointed by the Borrower pursuant to Clause
                  15.2 confirming the acceptance by such service agent of its appointment;

         (i)      the Deed of Charge duly executed by the parties hereto; and

         (j)      the Charge Over Deposit duly executed by the parties thereto.

9.2 The conditions precedent set out in Clause 9.1 are inserted for the sole benefit of the Lender, and may be waived in whole or in part, with or without conditions by the Lender on or before the Drawdown Date without prejudicing the right of the Lender to require fulfillment of such conditions in whole or in part at any time thereafter.

10.      Events of Default

10.1     There shall be an Event of Default if:-

         (a) the Borrower fails to pay any sum payable by it under this Agreement and/or any of the Security Documents at the time stipulated in this Agreement or the relevant Security Document or in the currency or in the manner stipulated in this Agreement or the relevant Security Document; or

         (b) the Borrower or any other party to the Security Documents defaults in the due performance of or commits any breach of or omits to observe any of its obligations or undertakings under this Agreement and/or any of the Security Documents and, in respect of any such breach or omission which in the opinion of the Lender is capable of remedy, such action as the Lender may require shall not have been taken within seven (7) days of the Lender notifying the Borrower or any other party to the Security Documents of such required action; or

         (c) any representation or warranty made or deemed to be made or repeated by or in respect of the Borrower or any other party to the Security Documents in or pursuant to this Agreement and/or any of the Security Documents or in any notice, certificate or statement referred to in or delivered under this Agreement and/or any of the Security Documents is or proves to have been incorrect in any material respect; or

         (d) any Indebtedness of the Borrower or any of its subsidiaries in respect of Borrowed Money is not paid when due or becomes due or capable of being declared due prior to the date when it would otherwise have become due (unless as a result of the exercise by the Borrower of a voluntary right of prepayment) or any guarantee or indemnity given by the Borrower or any of its subsidiaries in respect of such Indebtedness is not honored when due and called upon, the occurrence of which, in the reasonable opinion of the Lender, would materially and adversely affect the ability of the Borrower to perform its obligation hereunder; or

         (e) any consent, authorization, license or approval of or registration with or declaration to governmental or public bodies or authorities or courts required by the Borrower or any other party to the Security Documents in connection with, the execution, delivery, performance, validity, enforceability or admissibility in evidence of this Agreement and/or any of the Security Documents to which it is a party or the performance by the Borrower or any other party to the Security Documents of its obligations hereunder or thereunder is modified in a manner unacceptable to the Lender or is not granted or is revoked or terminated or expires and is not renewed or otherwise ceases to be in full force and effect; or

         (f) an encumbrancer takes possession of the whole or any material part of the assets, rights or revenues of the Borrower or any of its subsidiaries or a distress, execution, sequestration or other process is levied or enforced upon or sued against any of the undertakings, assets, rights or revenues of the Borrower or any of its subsidiaries and is not discharged within fifteen (15) days; or

         (g) the Borrower or any of its subsidiaries stops or suspends payment of its debts or is unable to or admits inability to pay its debts as they fall due or commence negotiations with one or more of its creditors with a view to the general readjustment or rescheduling of all or part of its debts or propose or enter into any composition or other arrangements for the benefit of his creditors generally or proceedings are commenced in relation to the Borrower or any of its subsidiaries under any law, regulation or procedure relating to reconstruction or readjustment of debt; or

         (h) the Borrower or any of its subsidiaries takes any action or any legal proceedings are started or other steps taken for (i) the Borrower or any of its subsidiaries to be adjudicated or found bankrupt or insolvent (ii) the winding-up or dissolution of the Borrower or any of its subsidiaries (other than voluntary liquidation of any of its subsidiaries) or (iii) the appointment of a liquidator, trustee, receiver or similar officer of the Borrower or any of its subsidiaries or of the whole or any part of its undertakings, assets, rights or revenues; or

         (i) any event occurs or proceeding is taken with respect to the Borrower or any of its subsidiaries in any jurisdiction to which it is subject which has an effect equivalent or similar to any of the events mentioned in sub-clause (f), (g) or (h) of this Clause 10.1; or

         (j) the Security Documents shall at any time and for any reason become revoked, invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of the Security Documents shall at any time and for any reason be contested, or it becomes impossible or unlawful for the Borrower or any other party to the Security Documents to fulfil any of its substantial covenants and obligations contained in this Agreement or the Security Documents to which it is a party or for the Lender to exercise the rights vested in it thereunder or otherwise; or

         (k)      the Borrower suspends or ceases to carry on its business; or

         (l) any other event occurs or circumstance arises which is likely materially and adversely to affect the ability of the Borrower or any other party to the Security Documents to perform all or any of its material obligations under or otherwise to comply with the material terms of this Agreement and/or any of the Security Documents to which it is a party or affect the security created by this Agreement and/or any of the Security Documents; or

         (m) the Borrower or any other party to the Security Documents repudiates this Agreement or any of the Security Documents to which it is a party or does or causes or permits to be done any act or thing reasonably evidencing an intention to repudiate this Agreement or any of the Security Documents; or

         (n) all or a material part of the undertakings, assets, rights or revenues, or shares or other ownership interests in the Borrower or any of its subsidiaries are seized, nationalized, expropriated or compulsorily acquired by or under the authority of any government; or

         (o) it becomes unlawful at any time for the Borrower to perform all or any of its obligations under this Agreement.

10.2 The Borrower shall notify the Lender forthwith in writing of any occurrence of an Event of Default or any event which, with the giving of notice and/or the lapse of time and/or upon the fulfillment of any other condition under Clause 10.1 might constitute an Event of Default.

10.3 The Lender may at any time after the happening of an Event of Default, unless and until that Event of Default and any others shall have been fully remedied to the satisfaction of the Lender, by notice in writing to the Borrower declare that the Loan and all interest thereon, and all other sums owing or payable hereunder have become immediately due and payable, whereupon the same shall become immediately due and payable, and the Borrower shall forthwith repay the Loan and all interest accrued and all other sums payable under or in relation to this Agreement and the Security Documents to the Lender.

11.      Indemnity

11.1 The Borrower shall indemnify the Lender on demand, without prejudice to any of the Lender's other rights under this Agreement and/or any of the Security Documents against any loss (including loss of profit) liabilities, damages, costs or expense which the Lender shall certify (except in the case of manifest error) as sustained or incur as a consequence of (a) any default in payment by the Borrower of any sum due under this Agreement or any of the Security documents when due; (b) the occurrence of any Event of Default; (c) any prepayment of the Loan or part thereof being made under Clauses 4 and 12 otherwise than on the Repayment Date; (d) the Loan not being drawdown for any reason (excluding default by the Lender) after the Drawdown Notice has been given by the Borrower including, in any such case, but not limited to, any loss or expense incurred in maintaining or funding the Loan or any part thereof or in liquidating or re-employing deposits from third parties acquired to effect or maintain, the Loan or any part thereof.

11.2 No payment to the Lender under this Agreement or any of the Security Documents pursuant to any judgment or order of any court or tribunal or otherwise shall operate to discharge the obligation of the Borrower in respect of which it was made unless and until payment in full shall have been received in US Dollars and to the extent that the amount of any such payment is not received in US Dollars and shall on actual conversion into US Dollars fall short of the amount of the obligation expressed in US Dollars, the Lender shall have a further and separate cause of action against the Borrower for the recovery of such sum as shall after conversion into US Dollars be equal to the amount of the shortfall. Any amount due from the Borrower under this Clause 11.2 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement or any of the Security Documents.

12.      Illegality and Increased Costs

12.1 If at any time as a result of any change to present or future applicable law, regulation or regulatory requirement or any judgment, order or direction of any court, tribunal or authority binding upon the Lender and renders it unlawful for the Lender to make, fund or allow to remain outstanding all or any part of the Loan hereunder, then the Lender's obligation to make the Loan available shall cease and the Lender shall promptly inform the Borrower in writing and require the Borrower, on the earlier of the last Repayment Date and the last day permitted under the relevant law, regulation, regulatory requirement, judgment, order or direction, to repay the Loan (without premium or penalty) together with accrued interest thereon and all other monies owing hereunder.

12.2 If by reason of (a) any change in law, regulations or regulatory requirement or any judgment, order or direction of any court, tribunal or authority binding upon the Lender or in its interpretation or application after the date hereof or the introduction of any new law, regulations or regulatory requirements to which the Lender may be subject to and/or (b) compliance by the Lender with any direction, request or requirement of any central bank or other fiscal, monetary or other authority made or coming into force after the date hereof (whether or not having the force of law) and/or (c) any change in present market conditions, the Lender incurs as a result of its having entered into and/or performing its obligations hereunder and/or as a result of the Loan being outstanding hereunder, any increase in the cost to the Lender of making, funding or maintaining the Loan or the Lender becomes subject to any additional taxes, levies or payments (not being a payment of profits tax on its overall net income) on or calculated by reference to the Loan then (a) the Borrower shall indemnify the Lender against such amount as may be certified by the Lender in writing to be such increased cost (or such portion of such increased cost as is, in the reasonable opinion of the Lender, attributable to its making, funding or maintaining the Loan) or (b) the Lender shall be able to exercise the right to alter the basis on which interest is charged under the Facilities in respect of advances made. The certificate of the Lender as to the amount of such increased cost to be indemnified by the Borrower shall be conclusive and binding on the Borrower save for manifest error.

12.3 When the Loan is prepaid by the Borrower pursuant to this Clause 12, the Borrower shall, at the time of such prepayment, pay to the Lender accrued interest thereon to the date of actual payment, any additional amount payable under Clause 12.2 and all other sums payable by the Borrower to the Lender pursuant to this Agreement, (including, without limitation, any amounts payable under Clause 11) and pursuant to the Security Documents or any of them.

13.      Assignment

13.1 This Agreement shall be binding upon, and enure for the benefit of, the Lender and the Borrower and their respective successors.

13.2 Neither the Borrower nor the Lender may assign or transfer any of its rights or obligations under this Agreement.

14.      Miscellaneous

14.1 Every notice under this Agreement shall be in writing and may be sent by post or by fax to the Borrower or the Lender at their respective addresses and fax numbers notified in writing by either party from time to time. Except that any notice given by the Borrower to the Lender will not be effective unless actually received by the Lender, every notice given to the Borrower by the Lender shall be deemed to have been received three Banking Days after its posting or one Banking Day after its transmission by fax.

14.2 No failure or delay by the Lender in exercising any right, power, privilege or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy. The rights and remedies provided under this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

14.3 This Agreement shall not be amended, modified, changed or waived except by an instrument in writing, signed by the Lender and the Borrower.

14.4 Any provision of this Agreement prohibited by or unlawful or unenforceable under any applicable law actually applied by any court of competent jurisdiction shall, to the extent required by such law, be severed from this Agreement and rendered ineffective so far as is possible without modifying the remaining provisions of this Agreement. Where however the provisions of any such applicable law may be waived, they are hereby waived by the parties hereto to the full extent permitted by such law to the end that this Agreement shall be a valid and binding agreement enforceable in accordance with its terms.

15.      Law and Jurisdiction

15.1 This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the Hong Kong Courts.

15.2 The Borrower hereby irrevocably authorise and appoint Tapsec Limited, 5th Floor, TAL Building, 49, Austin Road, Kowloon, Hong Kong to accept notice of all legal process arising out of or in connection with this Agreement or any matters connected herewith and service on such agent shall be deemed to be service on the Borrower.

15.3 The submission of the Borrower to the jurisdiction of the Hong Kong Courts shall not restrict the right of the Lender to take proceedings against the Borrower in any other courts having, claiming or accepting jurisdiction over the Borrower or any of its assets, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction whether concurrently or not.

15.4 The Borrower irrevocably waives any objection which the Borrower may now or hereafter have to the laying of venue of any legal action or proceeding arising out of or in connection with this Agreement in any court, and irrevocably waives any claim which the Borrower may now or hereafter have that any such legal action or proceeding has been brought in an inconvenient forum.

IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

                                  THE SCHEDULE


                            Form of Drawdown Notice


To:      Chemical Bank,
         Hong Kong Branch,
         44th Floor, Edinburgh Tower,
         15 Queen's Road Central,
         Hong Kong

                                                                         , 1995

                           US$28,000,000 Term Loan
                           Agreement dated         1995
                           ----------------------------

         We refer to the above Agreement and hereby give you irrevocable notice that we wish to drawdown US$28,000,000.00 on 21 March 1995 and select a first Interest Period in respect thereof of one month. The funds should be credited to Chemical Bank, New York, N.Y., ABN no. 021000128, for the account of Coudert Brothers account no. 611-121018;

         We confirm that:-

         (i) no Event of Default, or other event or circumstance which, with the giving of notice and/or lapse of time might constitute an Event of Default, has occurred or is continuing that has not been properly waived or remedied;

         (ii) the representations and warranties contained in Clause 7 of the Agreement are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;

         (iii) the borrowing to be effected by the Loan will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise to be exceeded:

         (iv) we are not aware of any facts or circumstances which may constitute a default on our part under any agreement binding on us or which may have any adverse effect on our financial position; and

         (v) the undertakings contained in Clause 8 of the Agreement have at all times been duly complied with, observed and performed.

         Words and expressions defined in the Agreement shall have the same meanings when used herein.

                                       For and on behalf of
                                       South China (Jersey) Holdings Limited



                                       By:       RICHARD LEE
                                            -----------------------
                                       Name:  Dr. Richard Lee
                                       Title: Director

SIGNED by Dr. Richard Lee
for and on behalf of SOUTH CHINA
(JERSEY) HOLDINGS LIMITED
in the presence of:-                          Richard Lee

                                              TONG GEE FIT
                                              TRAINEE SOLICITOR
                                              JOHNSON STOKES & MASTER


SIGNED by Paul C. Li, Vice
President, for and on behalf of
CHEMICAL BANK Hong Kong Branch
in the presence of.--                         Paul C. Li